EXHIBIT 99.1

Dermata Therapeutics Provides Corporate Update and Reports Second Quarter 2024 Financial Results

- DMT310 Phase 3 Spongilla Treatment of Acne Research (STAR-1) clinical trial has enrolled over 50% of patients -

- Dermata continues discussions with potential botulinum toxin partners for DMT410 –

- Raised $2.3 million in net proceeds from financing completed in 2Q 2024 -

SAN DIEGO, CA, August 7, 2024 – Dermata Therapeutics, Inc. (Nasdaq: DRMA; DRMAW) (“Dermata,” or the “Company”), a late-stage biotechnology company focused on the treatment of medical and aesthetic skin diseases and conditions, today highlighted recent corporate progress and reported financial results for the second quarter ended June 30, 2024.

“We are excited to have enrolled over 50% of patients in our DMT310 Phase 3 STAR-1 trial, and we look forward to the second half of 2024 as our team continues to work diligently to complete enrollment of the DMT310 STAR-1 trial,” commented Gerry Proehl, Dermata’s Chairman, President, and Chief Executive Officer. “We still believe that patient compliance is a considerable issue with current acne treatments and, if approved, DMT310 as a once-weekly, natural, topical product candidate with an acceptable tolerability profile could provide these patients with a unique product to potentially meet their treatment needs,” concluded Mr. Proehl.

Anticipated Upcoming Milestones

•

Complete DMT310 Phase 3 STAR-1 clinical trial in moderate-to-severe acne. After achieving the 50% enrollment milestone in July 2024, Dermata still expects to receive topline results from STAR-1 in the first quarter of 2025. STAR-1 is the first of two Phase 3 clinical trials, including a long-term extension study, which the Company will need to complete prior to filing a new drug application.

•

DMT410 Partnership Discussions. The Company continues to make progress on partnership discussions for its DMT410 program for the topical delivery of botulinum toxin. DMT410 is the Company’s combination treatment regimen that uses the unique mechanical features of the Company’s Spongilla technology to facilitate the intradermal delivery of botulinum toxin by topical application rather than through multiple injections with a needle. The Company believes DMT410 has the potential be to a first-in-class treatment for acne, hyperhidrosis, and facial aesthetics.

1

Upcoming Conference Participation

•	H.C. Wainwright 26th Annual Global Investment Conference September 9-11, 2024. Mr. Gerald Proehl, President and Chief Executive Officer of Dermata, will present an update on the Company’s ongoing DMT310 Phase 3 program and corporate updates.

Second Quarter 2024 Financial Results

As of June 30, 2024, the Company had $4.9 million in cash and cash equivalents, compared to $7.4 million as of December 31, 2023. The $2.5 million decrease in cash and cash equivalents for the six months ended June 30, 2024, resulted from $4.8 million of cash used in operations offset by $2.3 million in net proceeds from the May 2024 warrant inducement financing. The Company expects its current cash resources to be sufficient to fund operations into the fourth quarter of 2024.

Research and development expenses were $2.0 million for the quarter ended June 30, 2024, compared to $0.8 million for the quarter ended June 30, 2023. The increase in research and development expense was the result of increased clinical trial expenses from the Company’s STAR-1 clinical study, offset by decreased non-clinical and chemistry, manufacturing, and control expenses during the second quarter of 2024.

General and administrative expenses were $0.9 million for the quarters ended June 30, 2024, and June 30, 2023.

About Dermata Therapeutics

Dermata Therapeutics, Inc. is a late-stage biotechnology company focusing on the treatment of medical and aesthetic skin diseases and conditions. The Company's lead product candidate, DMT310, is the Company’s first product candidate being developed from its Spongilla technology platform and is currently being evaluated in a Phase 3 program. DMT310 is a once-weekly topical product candidate derived from a naturally sourced freshwater sponge with multiple unique mechanisms of action. DMT310 has been studied for the treatment of acne, rosacea, and psoriasis. The Company's second product candidate, DMT410, uses its Spongilla technology as a new method for topical intradermal delivery of botulinum toxin for the treatment of hyperhidrosis and multiple aesthetic skin conditions. Dermata is headquartered in San Diego, California. For more information, please visit http://www.dermatarx.com/.

2

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are based on the Company's current beliefs and expectations and new risks may emerge from time to time. Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions, and other factors including, but are not limited to, statements related to: expectations with regard to the timing of meetings and/or responses from submissions with regulatory bodies; expectations with regard to the timing of submission of an NDA; the uncertainties inherent in clinical trials including enrolling an adequate number of patients on time or be completed on schedule, if at all; timing and ability to generate clinical data; expectations with regard to any potential partnership opportunities for any of the Company's product candidates; the Company's expectations with regard to current cash and cash equivalents and the amount of time it will fund operations; the success, cost, and timing of its product candidates DMT310 and DMT410 development activities and ongoing and planned clinical trials; and whether the results of any ongoing or planned clinical trials of DMT310 or DMT410 will lead to future product development. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug development, approval, and commercialization, and the fact that past results of clinical trials may not be indicative of future trial results. For a discussion of these and other factors, please refer to Dermata's filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Dermata undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

DERMATA THERAPEUTICS, INC.

Balance Sheets

	June 30, 2024	December 31, 2023
In thousands USD	(unaudited)
Assets
Cash and cash equivalents	$4,947	$7,438
Prepaid expenses and other current assets	289	541
Total assets	5,236	7,979
Liabilities
Accounts payable	1,327	866
Accrued liabilities	591	757
Total liabilities	1,918	1,623
Equity	3,318	6,356
Total liabilities and equity	$5,236	$7,979

3

DERMATA THERAPEUTICS, INC.

Statements of Operations

(unaudited)

Investors:

Sean Proehl

Associate General Counsel

info@dermatarx.com

4